Exhibit 2.2

Description of Securities

The following description of the material terms of the share capital of Caravelle International Group includes a summary of specified provisions of our Amended and Restated Memorandum and Articles of Association. References in this section to “Caravelle,” “we”, “our” or “us” refer to Caravelle International Group, an exempted company incorporated under the laws of the Cayman Islands.

The rights of shareholders described in this section are available only to Caravelle’s shareholders. For the purposes of this section, a “shareholder” means a person who holds shares of Caravelle.

 Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended October 31, 2022, unless otherwise indicated herein.

General

Caravelle is an exempted company incorporated in the Cayman Islands and its affairs are governed by its Amended and Restated Memorandum and Articles of Association, as may be further amended from time to time, and Companies Act (As Revised) of the Cayman Islands, which is referred to as the “Companies Act” below, and the common law of the Cayman Islands.

Under the Amended and Restated Memorandum and Articles of Association, the authorized share capital of Caravelle is $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each.

Ordinary Shares

Caravelle currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. The share capital of Caravelle is $50,000 divided into 500,000,000 shares of a par value of $0.0001 each. The following includes a summary of the terms of Caravelle’s Ordinary Shares, based on its Amended and Restated Memorandum and Articles of Association and Cayman Islands law.

General. All of Caravelle’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Caravelle may not issue shares to bearer. Caravelle’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of Caravelle Ordinary Shares are entitled to such dividends as may be declared by its Board of Directors subject to its Amended and Restated Memorandum and Articles of Association and the Companies Act. Caravelle’s Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of Caravelle’s profits, realized or unrealized. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless Caravelle’s directors determine that, immediately after the payment, Caravelle will be able to pay its debts as they fall due in the ordinary course of business and Caravelle has funds lawfully available for such purpose.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each Caravelle Ordinary Share is entitled to one vote. Voting at any meeting of shareholders is by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of all votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, Caravelle is not obliged by the Companies Act to call shareholders’ annual general meetings. Caravelle’s Amended and Restated Memorandum and Articles of Association provide that Caravelle may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case Caravelle will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. Caravelle, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules of Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of Caravelle’s shareholders may be called by a majority of its Board of Directors or its chairman or, in the case of an extraordinary general meeting only, upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, Caravelle’s Amended and Restated Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of Caravelle’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to Caravelle’s Amended and Restated Memorandum and Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions in Caravelle’s Amended and Restated Memorandum and Articles of Association as set out below, any of Caravelle’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by Caravelle Board or prescribed by Nasdaq.

Caravelle’s Board may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which Caravelle has a lien. The Caravelle Board may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with Caravelle, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as Caravelle Board may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as the Caravelle Board may from time to time require is paid to Caravelle in respect thereof.

If the Caravelle Board refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required by Nasdaq, be suspended and the register of members closed at such times and for such periods as Caravelle Board may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst Caravelle’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst Caravelle’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Caravelle for unpaid calls or otherwise. If Caravelle’s assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by Caravelle’s shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

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Redemption, Repurchase and Surrender of Ordinary Shares. Caravelle may issue shares on terms that such shares are subject to redemption, at Caravelle’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by Caravelle Board or by a special resolution of Caravelle’s shareholders. Caravelle may also repurchase any of its shares provided that the manner and terms of such repurchase have been approved by the Caravelle Board or are otherwise authorized by its Amended and Restated Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of Caravelle’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if Caravelle can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, Caravelle Board may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time Caravelle’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not Caravelle is being wound-up, may be varied with the consent in writing of the holders of a majority of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

Inspection of Books and Records. Holders of Caravelle Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of Caravelle’s list of shareholders or its corporate records (save for its memorandum and articles of association, its register of mortgages and charges and special resolutions of Caravelle’s shareholders). However, Caravelle will provide its shareholders with annual audited financial statements.

Issuance of Additional Shares. Caravelle’s Amended and Restated Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

Caravelle’s Amended and Restated Memorandum and Articles of Association also authorize its Board of Directors to establish and designate from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Caravelle’s Board may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

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Unit Purchase Option. In connection with Caravelle’s business combination with Pacifico Acquisition Corp. (“Pacifico”), the unit purchase option issued by Pacifico to the underwriter of Pacifico’s initial public offering was cancelled and exchanged for an option to purchase 158,125 units of Caravelle’s securities (the “UPO”). The UPO is exercisable at any time, in whole or in part, between the close of the Pacifico’s initial public offering and the fifth anniversary of the effective date of the Pacifico’s registration statement in its initial public offering at a price per Unit equal to $11.50 (or 115% of the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day immediately prior to consummation of an initial Business Combination), subject to adjustment upon the occurrence of certain events as set forth in the UPO. Each Unit issuable upon exercise of the UPO consists of one (1) Ordinary Share and one (1) right to receive one-tenth (1/10) of an Ordinary Share upon the consummation of a Business Combination. The UPO and the underlying securities that may be issued upon exercise of the UPO, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the UPO may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Pacifio’s initial public offering except to any underwriter and selected dealer participating in the initial public offering and their bona fide officers or partners.

Anti-Takeover Provisions. Some provisions of Caravelle’s Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of Caravelle or management that shareholders may consider favorable, including provisions that authorize Caravelle Board to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders.

Exempted Company. Caravelle is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

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